INNOVEX INTERNATIONAL, INC. LEGAL POLICY – INSIDER TRADING

1.0 Introduction

1.1.
In the normal course of business, officers, directors, employees and contractors of Innovex International, Inc. (“Innovex”) may come into possession of significant, sensitive information. Because Innovex is a publicly traded company, federal insider trading laws generally prohibit any director, officer or employee of Innovex or any of its subsidiaries (collectively, the “Company”) who possesses material nonpublic information concerning the Company from buying or selling securities of Innovex or passing on such information to others who do so. Substantial legal penalties can be imposed for violation of such laws. The purpose of this policy is to (i) inform persons that are affiliated with the Company of their responsibilities in this area under the law, (ii) establish procedures for certain officers, directors and employees of the Company to follow before trading in securities of Innovex, (iii) establish a policy for such persons to follow with respect to maintaining confidentiality of information related to the Company, (iv) explain the consequences of violating the law and this policy and (v) permit persons affiliated with the Company to implement written plans to sell Company securities in compliance with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This policy applies to all directors, officers and employees of the Company, and their respective family members and controlled entities (each as defined below in Section 3.1 of this policy). The Company may also determine that other persons should be subject to this policy, such as contractors or consultants who have access to material non-public information.

2.0 Federal Insider Trading Laws

2.1.
The Law. Federal insider trading laws generally prohibit any officer, director or employee (or any family member or controlled entity of an officer, director or employee) of the Company who possesses material nonpublic information relating to the Company from buying, selling, gifting or otherwise trading securities of Innovex, including Innovex common stock, options to purchase Innovex common stock, any other type of securities that the Company may issue, such as preferred stock, convertible debentures and warrants, as well as exchange-traded options, other derivative securities, and puts, calls and short sales involving Company securities or engaging in any other action to take advantage of, or pass on to others, that information. Personal trading transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not an exception. The Securities and Exchange Commission (“SEC”), which is the primary U.S. regulator under the federal securities laws, takes the view that the mere fact that a person knows the information is enough to bar him or her from trading, even if the reasons for the potential trade are not based on that information. This prohibition also extends to all material nonpublic information regarding a company (1) with which the Company does business, such as the Company’s vendors, customers and suppliers, or (2) that is involved in a potential transaction or business relationship with the Company that may be acquired in the course of a person’s employment or affiliation with the Company.

2.2.
Rule 10b5-1 Trading Plans. Rule 10b5-1 under the Exchange Act creates an affirmative defense to insider trading liability that is designed to cover situations in which an insider can demonstrate that material nonpublic information was not a factor in such person’s trading decision – that is, that the trade was not made “on the basis of” material nonpublic information. The affirmative defense is available to a person purchasing or selling Innovex securities while aware of material nonpublic information if, before becoming aware of the information, the person has adopted a written plan for trading Innovex securities adopted in compliance with the requirements of Section 4 of this policy. Officers, directors and employees (or any family members or controlled entities of an officer, director or employee) of the Company may enter into such a Rule 10b5-1 sales plan (a “10b5-1 Plan”) if they so desire. See Section 4 of this policy for the applicable guidelines for entering into a 10b5-1 Plan.

2.3.
Materiality. In order to comply with this policy, it is often important for you to determine whether certain information is material nonpublic information. Information may be considered “material” when the information, whether positive or negative, might be of possible significance to an investor in a decision to purchase, sell or hold stock or other securities. Information may be significant for this purpose even if it would not alone determine the investor’s decision. Chances are, if a person learns something that leads that person to want to buy, sell or hold securities, the information will be considered material. Thus, even speculative information can be material: information that something is likely to happen, or even that it may happen, can be considered material. In short, any information which could reasonably affect the price of the stock is material information. By way of example, the following information, in most circumstances, would be deemed material:
•
annual, quarterly or monthly financial results;
•
a change in earnings or earnings projections;
•
a potential merger, acquisition or tender offer involving the Company or a change of control of the Company;
•
a potential acquisition of another business or significant asset;
•
a potential disposition of a business or division of the Company or significant assets;
•
a Company restructuring;
•
significant changes in prices, customers or suppliers;
•
significant changes in the Company’s operations, projections or strategic plans;
•
significant related party transactions;
•
planned changes in dividend policies;
•
declaration of a stock split or the offering of additional securities;
•
award or loss of a significant contract or the non-performance by a party under a significant existing contract;
•
material defaults under agreements or actions by creditors, clients, or suppliers relating to a company’s credit rating;
•
a proposed debt or equity offering, or significant developments in borrowings, or financings or capital investments;
•
the establishment of a repurchase program for Company securities;
•
significant actual or potential cybersecurity incidents, events or risks that affect the Company or third-party providers that support the Company’s business operations, including computer system or network compromises, viruses or other destructive software, and data breach incidents that may disclose personal, business or other confidential information;
•
a change in auditors or notification that the auditor’s report may no longer be relied upon;
•
impositions of an event-specific restriction on trading in Company securities or the extension or termination of such restriction;
•
significant threatened litigation or government agency investigations or significant developments in existing litigation or investigations;
•
top management changes, changes in directors or auditors; and
•
significant new products or discoveries, or results of important research and development.

This list is not intended to be exhaustive; other types of information may also be material. Officers, directors and employees (and any other person designated by the Company as subject to this policy), and their respective family members and controlled entities must not engage in any transaction that is described above until after this type of information becomes public. Enforcement authorities will scrutinize a questionable trade after the fact with the benefit of hindsight, so you should always err on the side of caution in determining whether the information is material.

2.4.
When Information is Public. Information is considered “public” and no longer “nonpublic” or “inside” only after it has been effectively disclosed in a manner sufficient to insure its availability to the investing public. Information generally would be considered widely disseminated if it has been disclosed through the newswire services, a broadcast on a widely-available television or radio program, publication in a widely-available newspaper, magazine or news website, or public disclosure documents filed with the SEC. By contrast, information would likely not be considered widely disseminated if it is available only to the Company’s employees or if it is only available to a select group of analysts, brokers or institutional investors. Furthermore, adequate dissemination requires allowing enough time after the announcement for the market to react to the information. Once Innovex releases information through public channels, it may take a few additional days for it to be considered broadly disseminated. To avoid the appearance of impropriety, as a general rule, information should not be considered fully absorbed by the marketplace until the second business day after the information is released. For example, if the Company publicly disclosed the information on a Tuesday, the first day that trading could occur would be on Friday.

2.5.
Tipping. Information that could have an impact on Innovex stock price, or sensitive information relating to other companies, including customers, suppliers or potential parties to contracts, must not be passed on to other companies or people (such as family members, friends, relatives or business associates). When “tipping” occurs, both the “tipper” and the “tippee” may be held liable, and this liability may extend to all those to whom the tippee gives the information. The legal penalties described in this policy are applicable whether or not a person derives any benefit from another’s actions.

3.0 Restrictions on Purchases and Sales

3.1.
General Policy. It is the Company’s policy that if you possess material nonpublic information concerning the Company, you may not, directly or indirectly (through a family member or controlled entity, as described below), either (i) buy, sell, gift or otherwise trade securities of Innovex (other than pursuant to a 10b5-1 Plan) or (ii) pass on such information to others. This policy also extends to trading in securities issued by other companies (1) with which the Company does business, such as the Company’s vendors, customers and suppliers, or (2) that is involved in a potential transaction or business relationship with the Company (including such other company’s common stock, options to purchase its common stock, any other type of securities that such company may issue, such as preferred stock, convertible debentures and warrants, as well as exchange-traded options, other derivative securities, and puts, calls and short sales involving such company’s securities) if you have acquired material nonpublic information relating to such companies in the course of your employment or affiliation with the Company.

For the purposes of this policy, a “family member” includes your family members (including a spouse, minor children, or other relatives) living in your household; anyone else living in your household; and any family members who do not live in your household but whose transactions in the Company’s securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in the Company’s securities. A “controlled entity” includes estates of which you are an executor; trusts of which you are a trustee or have a beneficial or pecuniary interest; and partnerships, corporations, or other business entities that you influence or control. References to the Company’s directors, officer or employees, or “you,” should be read to include the respective family members and controlled entities of such persons. You are responsible for the transactions of these other persons or entities and therefore should make them aware of the need to confer with you before they trade in Innovex securities, and you should treat all such transactions for the purposes of this policy and applicable securities laws as if the transactions were for your own account.

3.2.
Speculative Transactions. It is against Company policy for directors, officers and employees to engage in speculative transactions in the Company’s securities. As such, it is against Company policy for directors, officers and employees to trade in put options, call options, or other derivatives in the Company’s securities, or sell the Company’s securities short. Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and, therefore, signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. In addition, Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales.

3.3.
Hedging Transactions. Directors, officers and employees are prohibited from hedging the Company’s securities (including through the purchase of financial instruments, such as prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s securities that you hold directly or indirectly.

3.4.
Pledging and Trading on Margin. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in the Company’s securities, directors, officers and employees are prohibited from holding the Company’s securities in a margin account or otherwise pledging the Company’s securities as collateral for a loan.

3.5.
Blackout Periods. In addition to the general policy prohibiting trading while in possession of material nonpublic information, it is the Company’s policy that all personnel who regularly have access to nonpublic financial information, directors and officers (and any other person designated by the Company as subject to this provision) and their family members or controlled entities, are prohibited from purchasing, selling, gifting or otherwise trading securities of the Company during the period beginning on the day 15 days prior to the end of a quarter and ending after two full business days after earnings have been released with respect to such quarter (other than pursuant to a 10b5-1 Plan). In addition, the Company may designate other blackout periods during which directors, officers and designated employees are prohibited from purchasing, selling, gifting or otherwise trading securities of the Company due to their knowledge of material non-public information and may not disclose to others that they are prohibited from such trading. Even if a blackout period is not in effect, persons subject to blackout periods may not trade while in possession of material nonpublic information.

3.6.
Prior Notice Requirement for Directors, Officers and other Designated Employees. Directors, Section 16 officers (as defined below in Section 4.8 of this policy) and other designated employees of the Company shall not buy sell, gift or otherwise trade securities of the Company unless they have provided to the General Counsel or Chief Financial Officer of the Company prior notification of the transaction by executing and returning the Pre-Trade Clearance Form attached as Exhibit Ahereto at least two business days in advance of the transaction and, if applicable, sufficient information to ensure that any required filings can be made with the SEC in connection with such transaction, and the General Counsel or Chief Financial Officer has confirmed that no blackout period is in effect. If a transaction is approved, the transaction must be executed within two business days after the approval is obtained, but regardless may not be executed if the individual acquires material nonpublic information concerning the Company during that time. If a transaction is not completed within the period described above, the transaction must be approved again before it may be executed.

3.7.
Post-Termination Transactions. The Company’s policy continues to apply even after an individual is no longer employed by or affiliated with the Company. Thus, if an individual is in possession of material nonpublic information when his or her employment terminates, he or she may not trade in Innovex securities until that information has become public or is no longer material.

3.8.
Company Transactions. From time to time, the Company may engage in transactions in its own securities. It is the Company’s policy to comply with all applicable securities and state laws (including appropriate approvals by the Board of Directors or appropriate committee, if required) when engaging in transactions in the Company’s securities.

4.0 10b5-1 Plan Guidelines

4.1.
The adoption of any 10b5-1 Plan must meet the requirements set forth below. These requirements are in addition to, and not in lieu of, the requirements and conditions of Rule 10b5-1. The Company’s General Counsel will interpret and administer these requirements. The compliance of any 10b5-1 Plan with the applicable SEC rules is the responsibility of the person entering into such plan. You are advised to seek counsel if you choose to enter into a 10b5- 1 Plan. If you are a director or Section 16 officer, the Company is required to disclose the material terms of your 10b5- 1 Plan, other than respect to price, in the periodic report for the quarter in which the 10b5-1 Plan is adopted, terminated or modified (as described below).

4.2.
Pre-clearance Requirement. The 10b5-1 Plan must be reviewed and approved by the Company’s General Counsel prior to its adoption. If you wish to implement a 10b5-1 Plan, you must first pre-clear the plan with the Company’s General Counsel at least five business days prior to the entry into the plan in accordance with the procedures set forth above.

4.3.
Time of Adoption. Subject to pre-clearance requirements described above, the 10b5-1 Plan must be adopted at a time when you are not aware of any material nonpublic information and a blackout period is not in effect (if you are subject to blackout periods).

4.4.
Plan Instructions. Any 10b5-1 Plan you adopt must either:
•
Specify the amount, price and date of the sales (or purchases) of the Company’s securities to be effected;
•
Provide a formula, algorithm or computer program for determining when to sell (or purchase) the Company’s securities, the quantity to sell (or purchase) and the price; or
•
Delegate decision-making authority with regard to these transactions to a broker or other agent without any material nonpublic information about the Company or its securities.

For the avoidance of doubt, you may not subsequently influence how, when, or whether to effect purchases or sales with respect to the securities subject to an approved and adopted 10b5-1 Plan.

4.5.
In Writing and Signed. The 10b5-1 Plan must be in writing and signed by you.

4.6.
No Hedging. You may not have entered into or altered a corresponding or hedging transaction or position with respect to the securities subject to the 10b5-1 Plan and must agree not to enter into any such transaction while the 10b5-1 Plan is in effect.

4.7.
Good Faith Requirement. You must enter into the 10b5-1 Plan in good faith and not as part of a plan or scheme to evade the prohibitions of 10b5-1 Plan. You must act in good faith with respect to the 10b5-1 Plan for the entirety of its duration.

4.8.
Certifications for Directors and Officers. If you are a director or officer (“Section 16 officer”), as defined in Rule 16a- 1(f) under the Exchange Act, the 10b5-1 Plan must include the following certifications: (1) you are not aware of any material nonpublic information about the Company or its securities; and (2) you are adopting the 10b5-1 Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act.

4.9.
Cooling-off Period. The first trade under the 10b5-1 Plan may not occur until the expiration of a cooling-off period as follows:
•
If you are a director or Section 16 officer, the later of (1) two business days following the filing of the Form 10-Q or Form 10-K for the completed fiscal quarter in which the 10b5-1 Plan was adopted and (2) 90 calendar days after adoption of the 10b5-1 Plan; provided, however, that the required cooling-off period shall in no event exceed 120 days.
•
If you are not a director or Section 16 officer, 30 days after adoption of the 10b5-1 Plan.

4.10.
No Overlapping 10b5-1 Plans. No more than one 10b5-1 Plan can be effecting trades at a time (except eligible Sell- to-Cover Plans, as defined below). Notwithstanding the foregoing, two separate 10b5-1 Plans can be in effect at the same time (but not trading at the same time) so long as your later-commencing plan meets all the conditions set forth in Rule 10b5-1. Please consult the Company’s General Counsel with any questions regarding overlapping plans. In addition, this restriction does not apply to a series of 10b5-1 Plans with different broker-dealers or other agents acting on your behalf that are treated as a single 10b5-1 Plan, provided that such plans with each broker-dealer or other agent, when taken together as a whole, meet all of the applicable conditions of, and remain collectively subject to, Exchange Act Rule 10b5-1(c)(1).

A Sell-to-Cover Plan is not subject to the limitations set forth in this Section 4.10. A “Sell-to-Cover Plan” is a contract, instruction, or plan that authorizes an agent to sell only such securities as are necessary to satisfy tax withholding obligations arising exclusively from the vesting of a compensatory award, such as restricted stock, restricted stock units or stock appreciation rights (but not options), and you do not otherwise exercise control over the timing of such sales. Prior to adoption, a Sell-to-Cover Plan must meet all other requirements set forth in this policy.

4.11.
Single-Trade Plan. Other than a Sell-to-Cover Plan as described in Section 4.10 above, you may not enter into more than one 10b5-1 Plan designed to effect the open-market purchase or sale of the total amount of securities as a single transaction during any rolling 12-month period. A single-trade plan is “designed to effect” the purchase or sale of securities as a single transaction when the terms of the plan would, for practical purposes, directly or indirectly require execution in a single transaction.

4.12.
Modifications and Terminations. Modifications/amendments and terminations of an existing Rule 10b5-1 Plan are strongly discouraged due to legal risks, and can affect the validity of trades that have taken place under the plan prior to such modification/amendment or termination. Under Rule 10b5-1 and this policy, any modification/amendment to the amount, price, or timing of the purchase or sale of the securities underlying the 10b5-1 Plan will be deemed to be a termination of the current 10b5-1 Plan and creation of a new 10b5-1 Plan. If you are considering administerial changes to your 10b5-1 Plan, such as changing the account information or the broker administering your plan, you should consult with the Company’s General Counsel in advance to confirm that any such change does not constitute an effective termination of your plan.

As such, the modification/amendment of an existing 10b5-1 Plan must be reviewed and approved in advance by the Company’s General Counsel in accordance with pre-clearance procedures set forth above, and will be subject to all the other requirements set forth in Sections 4.2 - 4.11 regarding the adoption of a new 10b5-1 Plan.

The termination (other than through an amendment or modification) of an existing 10b5-1 Plan must be reviewed and approved in advance by the Company’s General Counsel in accordance with pre-clearance procedures set forth above. The Company’s General Counsel will not approve the termination of a 10b5-1 Plan unless:

•
You terminate a 10b5-1 Plan at a time when you are not aware of material nonpublic information; and
•
A blackout period is not in effect, if you are subject to blackout periods.

5.0 Policy on Maintaining Confidentiality

5.1.
All officers, directors and employees should avoid communicating nonpublic Company information to any person (including family members and friends) unless the person has a need to know the information for Company-related reasons. This policy applies without regard to the materiality of the information. Consistent with the foregoing, officers, directors and employees should be discreet with nonpublic information and refrain from discussing it in public places where it can be overheard, such as elevators, restaurants and on public transportation. To avoid even the appearance of impropriety, you should at all times refrain from providing advice or making recommendations regarding the purchase or sale of Innovex securities or the securities of other companies of which you have knowledge as a result of employment or association with Innovex. If an officer, director or employee communicates information that someone else uses to trade illegally in securities, the legal penalties described in this policy are applicable, whether or not any personal benefit was derived from the illegal trading.

6.0 Compliance and Penalties

6.1.
Surveillance. The SEC, the New York Stock Exchange and the other national securities exchanges in the U.S. have extensive surveillance facilities that are used to monitor trading in stocks and stock options. Frequently, these institutions have cooperative arrangements with comparable institutions outside the U.S. If a security transaction becomes the subject of scrutiny, the transaction will be viewed after the fact. As a result, before engaging in any transaction, all persons covered by this policy should carefully consider how regulators and others might view the transaction with the benefit of hindsight.

6.2.
Penalties. The consequences of insider trading violations can be severe under U.S. law. The SEC takes the position that these laws apply to all transactions in shares or options of companies listed for trading in the U.S., whether or not the actual trades take place in the U.S. For individuals who trade on material nonpublic information (or tip information to others), penalties include:

1.A civil penalty of disgorgement, or return, of profit gained or loss avoided, plus a fine of up to three times the profit gained or loss avoided;

2.A criminal fine of several times the amount of profits gained or losses avoided; and

3.A jail term of up to 20 years.

6.3.
In addition to civil and criminal penalties, persons contemporaneously trading at the time of a violation of the insider trading laws have the right to sue the insider for an amount equal to the profit gained or loss avoided by the insider in such transaction, offset by any amounts the insider is required to disgorge by the SEC.

6.4.
The Company and/or the supervisors of a person who violates these laws may also be subject to civil or criminal penalties if they did not take appropriate steps to prevent illegal trading:

6.5.
Compliance. All officers, directors and employees of the Company must strictly comply with this policy. Moreover, no person should engage in any transaction in which he or she may even appear to be trading while in possession of material nonpublic information. Failure to observe this policy may result in serious legal difficulties for the employee, as well as the Company, including the possibility of civil suits by stockholders. Persons violating this policy will be subject to disciplinary action, including, but not limited to, dismissal from the Company. A violation of this policy is not necessarily the same as a violation of law and we may determine that specific conduct violates this policy, whether or not the conduct also violates the law. We are not required to await the filing or conclusion of a civil or criminal action against an alleged violator before taking disciplinary action. Should you have any questions regarding this policy, please contact the Company’s General Counsel.

Dated February 25, 2025

Exhibit A

INNOVEX INTERNATIONAL, INC. PRE-TRADE CLEARANCE FORM

Basic Information	Trade Information
Date: Name: Number of Shares Held Before Trade: Number of Options Held Before Trade: Date of Last Trade: Nature of Last Trade: Position with the Company: Section 16 Insider: ☐ Yes ☐No	Acquisition, Sale or Other Transfer of Shares: Exercise of Options: Number of Shares/Principal Amount: Nature of Trade:

If this Trade (i.e., acquisition, disposition, sale or other transfer) will be effected indirectly (for example: (i) by or for my spouse or another family member; (ii) through an individual or entity who agreed with me to acquire or transfer the securities on my behalf; or (iii) by or for an entity of which I am a partner, director, officer, member, or 5% or greater stockholder), then, in addition to the above information, I have identified below the person through whom the Trade will be effected and my relationship with that person:

Name: Relationship:

I hereby submit the above information in compliance with the Legal Policy – Insider Trading to certify that (a) I do not possess any material non-public information regarding the Company and (b) I will report any executed Trade as promptly as practicable and in any event within one (1) trading day of execution to the General Counsel and understand and agree that, if applicable, a Form 4 will be prepared for my signature or the signature of my attorney-in-fact and filing with the Securities and Exchange Commission.

I certify that the above information is accurate and complete.

X

(Signature)

Name: Date:

Please return this Pre-Trade Clearance Form to the General Counsel or Chief Financial Officer.

The Following Portion to Be Completed by the General Counsel or Chief Financial Officer:

Date of Receipt of the Pre-Trade Clearance Form:

I ☐ approve / ☐ disapprove the Trade proposed in this Pre-Trade Clearance Form.

X

(Signature)

Name: Date: